Exhibit (c)(xiii)

November 2023

Confidential Treatment Requested on 1 page, confidential information filed separately with the SEC

Houlihan Lokey

Project Beacon

Outreach Update & Process Timeline



OUTREACH UPDATE

Investor Outreach Summary

Key Statistics

***Confidential treatment requested**

Houlihan Lokey and the Company reached out to 48 investors, of which 9 parties have NDAs in process, 15 have received the CIM / access to the VDR and 7 have either held a Fireside Chat ("FSC") or expressed interest in one in the near-term

48(*) Identified Investors

Awaiting response / Holding HL-only calls

[redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted]

15 Pass

[redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted]

9 NDAs In Process

Parties with NDAs in process

[redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted] [redacted]

15 CIM / VDR Access Received

Select parties actively reviewing the materials

[redacted] [redacted] [redacted] (Received CIM) [redacted] [redacted] [redacted]

7 FSC Scheduled / Scheduling

[redacted] (11/8)

[redacted] (11/16)

[redacted] (11/10)

[redacted] (Reviewing materials and will revert on scheduling)

[redacted] (11/6)

[redacted] (11/15)

[redacted] (Reviewing materials and will revert on scheduling)

Denotes parties that received the CIM prior to passing

(*) Includes 11 parties in process of outreach

Investor Outreach Summary
Feedback Highlights

Since launch, Beacon has received substantial interest from both strategic and financial investors. Below is a highlight of general feedback and area of interests / concerns

Select Feedback

PARTIES WHO EXPRESSED INTEREST IN PROCEEDING

- Excited about the platform, think the business model is unique
- See value and strategic fit
- Positive feedback regarding growth prospects of Enterprise business
- Foresee material synergies on costs and services
- Positive outlook on the new POS system integration strategy
- Interested in the underwriting business segment, with potential path to a control transaction with built-in price premium
- Open and flexible approach to potential transaction structure
- Interested in expanding portfolio in the mortgage / title and complimentary businesses

PARTIES WHO DECIDED TO PASS

- Concerns surrounding current capital structure and ability to negotiate terms with Hudson
- Lack of conviction for current title and mortgage environment
- Internal hurdle relating to pre-profit businesses
- Uncertainty with respect to precise use of proceeds
- Potentially interested in underwriter acquisition, but not as capital provider to Company
- Focusing on core operations, not looking for any new partnerships / inorganic growth opportunities
- Hesitation around current market environment
- Bandwidth issues

UPDATED PROCESS TIMELINE

Proposed Timeline

Houlihan Lokey is gathering feedback from potential investors over next two weeks with initial indication date target week of December 4th


Holiday week
Activity
October
16
23
30
November
6
13
20
27
December
4
11
18
25
January
1
8
15
22
Market outreach and processing NDAs
CIM sent
Round I
Interaction with counterparties
Fireside chats
Open Round I VDR
HL coordinating diligence and gathering feedback
Preliminary proposals received
Round II
Select Round II participants
Open Round II VDR
Management presentation
Due diligence process / meetings
Finalize offers and term sheet(s)
Negotiate and execute term sheet(s)
Select final counterparty(s) / exclusivity
Confirmatory due diligence
Negotiate legal documentation
Sign Definitive Agreement(s)

Houlihan Lokey

CORPORATE FINANCE

FINANCIAL RESTRUCTURING

FINANCIAL AND VALUATION ADVISORY

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